UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement under the Securities Act of 1933

BLINK COUTURE INC.
(Name of Small Business Issuer in its Charter)

DELAWARE	3960	N/A
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

1199 Marinaside Crescent, Suite 1107
Vancouver, British Columbia, Canada, V6Z 2Y2
(604) 623 3309
(Address and telephone number of principal executive offices)

The Company Corporation
Suite 400
2711 Centerville Road,
Wilmington, DE 19805, New Castle County
(Name, address and telephone number of agent for service)

with a copy to:
Penny Green
Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804 Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Prospectus is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Prospectus number of the earlier effective Prospectus for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

i

		Proposed
Title of Each Class of		Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered	per Unit (2)	Price (2)	Registration Fee
(1)	(#)	($)	($)	($)

Shares of Common Stock	340,250	0.20	68,050	7.28

Total Fee Due				7.28

1	Total 340,250 shares of common stock are offered by the selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Blink Couture Inc.
340,250 SHARES
COMMON STOCK

This Prospectus relates to the resale by selling shareholders of up to 340,250 shares of our common stock. Approximately 37 of our shareholders are offering shares of our common stock to the public by means of this Prospectus.

The selling shareholders will sell at an initial price of $0.20 per share until our shares are quoted on the NASD’s OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is presently not traded on any market or securities exchange. There are no arrangements to place the funds we raise in an escrow, trust or similar account.

The purchaser in this offering may be receiving an illiquid security.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

An investment in our common stock is speculative. See section entitled "Risk Factors" starting on page 3 of this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is ___________________
.

v

PART I — INFORMATION REQUIRED IN PROSPECTUS

Summary Information and Risk Factors

Prospectus Summary

This summary highlights information contained elsewhere in this Prospectus. You should read this entire Prospectus carefully.

All of the references to dollar amounts in this Prospectus are in US dollars unless otherwise noted.

Blink Couture Inc.

Blink Couture Inc. (hereinafter referred to as "we", "us", "our”, the “Company” and "Blink") was incorporated on October 23, 2003 under the laws of the State of Delaware.

We are a development stage company that has only recently begun our business operations. We have not generated any revenues from our intended business activities, and we do not expect to generate revenues until 2007. We intend to generate revenues from the sale of clothing, jewelry, and accessories sold on our website.

We are an online fashion business that specializes in retailing clothing, jewelry and accessories produced by independent designers to customers via the Internet. We have not yet launched our website, www.blinkcouture.com, which we expect to launch by January 2007.

Our auditors have issued a going concern opinion. This means that there is substantial doubt regarding our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

The Offering

Assuming 100% of our direct offering is sold, the 340,250 common shares registered under this Prospectus will represent 1.6% of our issued and outstanding stock. Both before and after the offering, our current directors and officers will control Blink. As of November 21, 2006, our directors Susanne Milka and Penny Green together own 18,400,000 common shares, representing approximately 89% of our issued common stock. After the offering, and assuming that Penny Green sells all 100,000 shares she is selling under this Prospectus, Susanne Milka, a director, President, Secretary, Chief Executive Officer and Chief Financial Officer will own 10% of our issued and outstanding common stock and Penny Green, a director of Blink will own 79% of our issued and outstanding common stock.

Securities Offered:	Up to 340,250 common shares offered by the selling shareholders

Initial Offering Price:

The $0.20 per share initial offering price of our common stock was determined by our Board of Directors, based on several factors including our latest private placements of shares on August 23, 2006 and September 1, 2006 at which times we issued a total of 34,750 shares at a price of $0.20 per share. After the initial offering price, the offering price will be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares
to be Sold in this Offering:	None

Securities Issued and to be Issued:

20,640,250 shares of common stock are issued and outstanding as of November 21, 2006. The 340,250 shares of common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We intend to apply to the NASD’s OTC Bulletin Board for the trading of our common stock. Spartan Securities, a market maker, has agreed to make the application on our behalf. This process takes usually takes at least three months and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the NASD’s OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Financial Condition

Since inception, we have reported significant losses. We have incurred losses since inception resulting in a net accumulated deficit of $11,941 at July 31, 2006. Our auditors stated that these factors raise substantial doubt about our ability to continue as a going concern.

We will need additional working capital to continue or to be successful in any future business activities. Therefore, continuation of Blink as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. We plan to seek debt or equity financing, or a combination of both, to raise the necessary working capital. We expect to require approximately an additional $70,000 in financing to continue our planned operations for the next year. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, investor sentiment, and as noted above, the potential approval of our senior equity securities. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

Financial Summary Information

All of the references to currency in this filing are to US Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" at page 25 and our accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Accumulated from October
	23, 2003(date of inception)
	to	For the Year	For the Year Ended
	July 31, 2006	Ended July 31, 2006	July 31, 2005
	($)	($)	($)
Net Revenue	0	0	0
Expenses	11,941	6,201	2,665
Net Loss	11,941	6,201	2,665
Loss per share	Nil	Nil	Nil

Balance Sheet Data

	July 31, 2006	July 31, 2005
	($)	($)

Working Capital (Deficit)	31,199	(3,700)
Total Assets	40,920	0
Total Liabilities	9,721	3,700

Risk Factors

Please consider the following risk factors before deciding to invest in common stock of Blink Couture Inc.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Blink Risks

1. We lack an operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on October 23, 2003 and we have very short operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception was $11,941 as of July 31, 2006. Our expenses since inception to July 31, 2006 were $11,941, of which $240 was for professional fees, $7,400 for management fees, $4,134 for general and administrative costs and $167 for rent. General and administrative costs included preparation of our business report, consulting fees, telephone, web development, and other administrative expenses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

  our ability to continue to develop our website;
  our ability to gain additional equity financing;

  our ability to purchase jewellery, clothes, and accessories at commercially reasonable prices;
  our ability to attract customers who will buy our products; and
  our ability to generate revenues through the sale of jewellery, clothes and accessories.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

2. We may not succeed in establishing the Blink brand, which could prevent us from acquiring customers and achieving significant revenues.

A significant component of our business strategy is the establishment and promotion of the Blink brand in association with jewellery, clothes and accessories. Due to the competitive nature of the online market for jewellery, clothes and accessories, if we do not establish a brand we may fail to build customers or achieve significant revenues. Promoting the Blink brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, positive customer experience. To promote our brand we expect to incur substantial expense related to advertising and other marketing efforts.

We expect that developing a good reputation will be key to our success in developing a recognizable and trusted brand, which we believe can be achieved by providing a positive customer experience. In order to provide a positive customer experience, we expect to invest substantial sums in our website development and functionality, fulfillment operations and customer service operations.

Our ability to provide a positive customer experience is also dependent on external factors over which we may have little or no control, including the performance of our suppliers, third-party carriers and networking vendors. We also rely on third parties for information, including product characteristics and availability that we present to consumers on our website, which may, on occasion, be inaccurate. Our failure to provide our customers with positive customer experiences for any reason could substantially harm our reputation and prevent us from developing Blink as a trusted brand. The failure of our brand promotion activities could adversely affect our ability to attract new customers and maintain customer relationships and, as a result, substantially harm our business and results of operations.

3. Competition from traditional and online retail companies with greater brand recognition and resources may result in our inability to continue with our operations or prevent us from achieving significant revenues.

The retail fashion merchandise industries are highly competitive and if it increases, it may result in price pressure and reduced gross margins, any of which could substantially harm our business and results of operations. Current and potential competitors include:

  independent jewellery or clothes stores;
  retail jewellery or clothes store chains;
  other online retailers that sell jewellery or clothes;
  boutiques and websites operated by brand owners;
  department stores;
  catalog and television shopping retailers; and
  discount superstores, mass retailers and wholesale clubs.

In addition to these competitors, we may face competition from suppliers of our products that decide to sell directly to consumers, either through physical retail outlets or through an online store.

Many of our current and potential competitors have advantages over us, including longer operating histories, greater brand recognition, existing customer and supplier relationships, and significantly greater financial, marketing and other resources. In addition, traditional store-based retailers offer consumers the ability to physically handle and examine products in a manner that is not possible over the Internet as well as a more convenient means of returning and exchanging purchased products.

Some of our competitors seeking to establish an online presence may be able to devote substantially more resources to website systems development and exert more leverage over the supply chain for jewellery or clothes than we can. In addition, larger, more established and better capitalized entities may acquire, invest or partner with traditional and online competitors as use of the Internet and other online services increases. Our online competitors can duplicate many of the products, services and content we offer, which could harm our business and results of operations.

In addition, it is also possible that new competitors may emerge and acquire significant market share. Competitive pressures created by any one of these companies, or by our competitors collectively, could have a negative impact on our business, results of operations and financial condition and as a result, we may not be able to continue with our operations.

Failure to successfully compete in the global fashion industry with established fashion companies may result in our inability to continue with our operations or prevent us from achieving significant revenues.

4. Success depends in part on our ability to attract and retain our personnel, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals and becoming profitable.

Although we have not experienced problems attracting and retaining key personnel in the recent past, we believe that our inability to attract or retain our personnel could have a material adverse effect on our ability to conduct our business. If we are unable to retain personnel, we may not be able to provide adequate services and marketing to develop and maintain a good reputation and brand in the market, which could prevent us from generating sufficient revenues to become profitable.

5. Our officers and directors have conflicts of interest in that they have other time commitments that will prevent them from devoting full-time to our operations, which may affect our operations.

Because our officers and directors, who are responsible for all our business activities, do not devote their full working time to operation and management of us, the implementation of our business plans may be impeded. Our officers and directors have other obligations and time commitments, which will slow our operations and may reduce our financial results and as a result, we may not be able to continue with our operations. Additionally, when our President becomes unable to handle the daily operations on her own, we may not be able to hire additional qualified personnel to replace her in a timely manner. If this event should occur, we may not be able to reach profitability, which might result in the loss of some or all of your investment in our common stock.

6. As our business assets and our directors and officers are located in Canada; investors may be limited in their ability to enforce US civil actions against our assets or our directors and officers. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors.

Our business assets are located in Canada and our directors and officers are residents of Canada. Consequently, it may be difficult for United States investors to affect service of process within the United States upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors or officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

7. We indemnify our directors against liability to Blink and our shareholders, and the costs of this indemnification could negatively affect our operating results.

Our Bylaws allow for the indemnification of our officers and directors in regard to their carrying out the duties of their offices. The Bylaws also allow for reimbursement of legal defenses.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling Blink, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against Blink for indemnification, the costs could have a negative effect on our operating results.

8. Our management beneficially own approximately 89% of the shares of common stock and their interest could conflict with the investors which could cause the investor to lose all or part of the investment.

Susanne Milka, a director, President, Chief Executive Officer and Chief Financial Officer of Blink owns 9.7% of our issued and outstanding common stock and Penny Green, a director of Blink owns 79.5% of our issued and outstanding common stock. As our management together owns approximately 89% of our common stock, they are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of our management but not in the interest of the shareholders. This beneficial ownership and potential effective control on all matters relating to the business and operations of Blink could eliminate the possibility of shareholders changing the management in the event that the shareholders did not agree with the conduct of the officers and directors. Additionally, the shareholders would potentially not be able to obtain the necessary shareholder vote to affect any change in the course of business of Blink. This lack of shareholder control could prevent the shareholders from removing from the Board of Directors any directors who are not managing the company with sufficient skill to make it profitable, which could prevent us from becoming profitable.

Risks Associated With Our Business

9. If we are unable to obtain a high ranking for our website for key search terms within the major search engines we may fail to create consumer awareness of our website and products and our sales may suffer.

We expect a great majority of our sales to come from customers who arrive at our website after searching for key terms on Internet portals and search engines such as Google.com. Establishing and maintaining relationships with leading Internet portals and search engines and optimizing our website to generate visitors from the major search engines is competitive and expensive. Since our inception on October 23, 2003 to November 21, 2006, we have not yet completed our website or done any search engine optimization, or online marketing. We have no marketing relationships established with any Internet portals. We expect that we will have to pay high fees to enter into relationships of this type. In addition, traffic to our websites could decline if our search ranking on Internet search engines or if the traffic to the website of an Internet portal on which we advertise decreases. A failure to maintain, expand or enter into Internet portal relationships or to establish additional online advertising relationships that generate a significant amount of traffic from other websites could prevent us from achieving significant sales or limit the growth of our business.

10. Because the Internet may be subject to future regulations, we may have to spend money for compliance with new laws that we have not planned for. This could have an adverse affect on our operation.

The Internet is at an early stage of development. We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, and other matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for online products or increase the cost of doing business as a result of litigation costs. The creation of new laws and regulations could increase our operating expenses.

Risks Related to Our Securities

11. There is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

We intend to apply to the NASD’s OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker, we have engaged Spartan Securities to make an application for us. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares your purchase from the selling shareholders.

12. The US Securities and Exchange Commission imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the Rules which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

13. Prices for our common stock may decline after the offering and investors may have difficulty selling their securities.

A trading market may not develop in the future and, if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

  variations in our operating results;
  changes in securities analysts’ estimates of our financial performance;
  changes in general economic conditions and in the jewellery and clothes retail industry;
  changes in market valuations of similar companies;
  announcements by us or our competitors of significant new contracts with suppliers, acquisitions, strategic partnerships or joint ventures, or capital commitments; and
  the addition or loss of key managerial personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

14. We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Blink.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in Blink will need to come through appreciation of the stock’s price.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders will sell at an initial price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $0.20 per share initial offering price of our common stock was arbitrarily determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

  Blink's capital structure;
  the last sales price from our two most recent private offerings of 32,250 shares of our common stock which was completed on August 25, 2006 at a price of $0.20 per share, and 2,500 shares of common stock which was completed on September 1, 2006 at a price of $0.20; and
  the background of our management.

Therefore, the $0.20 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of our shares of common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by Blink. No valuation or appraisal has been prepared for Blink’s business. You cannot be sure that a public market for any of our securities will develop.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon this Prospectus becoming effective. If our common stock becomes so traded and a market for our stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this Prospectus.

The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell all or any portion of the shares offered, nor are the selling shareholders obligated to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $0.20 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

Dilution

340,250 of the common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, it will not cause dilution to our existing shareholders.

Selling Shareholders

The selling shareholders are offering 340,250 shares of common stock already issued. The shares include the following:

  On October 23, 2003, we issued 2,400,000 shares of common stock to a director at $0.0001 per share for legal services of $240.
  On July 25, 2004, we issued 16,000,000 shares of common stock to a director at $0.0001 per share for management fees in the amount of $1,600.
  On June 23, 2006, we issued 134,000 shares of common stock at $0.20 per share for cash proceeds of $26,800.
  On June 26, 2006, we issued 500 shares of common stock at $ 0.20 per share for consulting services in the amount of $100.
  On June 26, 2006, we issued 71,000 shares of common stock at $0.20 per share for cash proceeds of $14,200.
  On August 23, 2006, we issued 32,250 shares of common stock at $0.20 per share for cash proceeds of $6,250 and for services of $200.
  On September 1, 2006, we issued 2,500 shares of common stock at $0.20 per share for cash proceeds of $400 and for services in the amount of $100.

The above issuances were exempt from registration under Regulation S of the Securities Act.

The following table provides as of November 21, 2006 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholders have sole or shared voting power or investment power and also any shares which the selling stockholders have the right to acquire within 60 days.

Name of Selling Shareholder	Shares Owned Prior to this Offering (#)	Percent (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (%)
689719 BC Ltd. (1)	2,000	(2)	2,000	0	0
Faiyaz Dean	500	(2)	500	0	0
James Gaffeny	500	(2)	500	0	0

Penny Green (3)	16,400,000	79.5	100,000	16,300,000	79
Violet Green (4)	15,000	(2)	15,000	0	0
Angela Green (5)	3,000	(2)	3,000	0	0
Desmond Griffin	2,500	(2)	2,500	0	0
Mark Hammer	25,000	(2)	25,000	0	0
Leah Holland	1,000	(2)	1,000	0	0
Andrew Jarvis	4,000	(2)	4,000	0	0
AnnaMaria Kunos	500	(2)	500	0	0
Haida Lane	1,000	(2)	1,000	0	0
John Larrivee	50,000	(2)	50,000	0	0
Scott Lower	500	(2)	500	0	0
Serguei Martynov	500	(2)	500	0	0
Irina Morris	2,500	(2)	2,500	0	0
Andrea Molnar	1,250	(2)	1,250	0	0
Sushma Naidu	500	(2)	500	0	0
Dai Nagra	2,000	(2)	2,000	0	0
Darryl Rebeschini	1,500	(2)	1,500	0	0
Karen Richardson	2,500	(2)	2,500	0	0
Nicole Rudell	1,000	(2)	1,000	0	0
Nadwyn Sing	2,500	(2)	2,500	0	0
Michael Stunden	2,000	(2)	2,000	0	0
Gravit-e Technologies	500	(2	500	0	0
Tim Paterson dba T. Paterson Projects	25,000	(2)	25,000	0	0
Mark Trishuk	500	(2)	500	0	0
Ryan Jay Tunnicliffe	500	(2)	500	0	0
Andria Vendrame	10,000	(2	10,000	0	0
Jennifer Way	500	(2	500	0	0
Sean Philip Watkinson (6)	25,000	(2)	25,000	0	0
Kathy Watkinson (6)	25,000	(2)	25,000	0	0
Jason (Jay) Williams	500	(2)	500	0	0
Kimberly Wilson-McCreath	25,000	(2)	25,000	0	0
Sandra Wong	1,000	(1)	1,000	0	0
Ian Worland	5,000	(1)	5,000	0	0

(1)	Robert Jarva has voting and investment control over shares owned by 689719 BC Ltd

(2)	Less than 1%.

(3)	Penny Green is a director of Blink.

(4)	Violet Green is the mother of our director, Penny Green.

(5)	Angela Green is a sister of our director, Penny Green.

(6)	Sean Philip Watkinson and Kathy Watkinson are brother and sister.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders will sell shares of common stock not being offered in this Prospectus or will purchase additional shares of common stock, and assumes that all shares offered are sold.

The percentages are based on the 20,640,250 shares of common stock outstanding on November 21, 2006.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

Plan of Distribution

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file the application upon the effective date of the Prospectus of which this Prospectus forms a part. In order for Blink to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least three months and can take longer than a year. Spartan Securities has agreed to make the application on our behalf. If our common stock becomes listed on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold herein by the selling shareholders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this Prospectus.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Once our shares are quoted on the OTC Bulletin Board or similar market, and not before such time, the selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

on such public markets as the common stock may from time to time be trading. The selling shareholders may sell at a fixed price of $0.20 per share until such time that the shares are quoted on the OTC Bulletin Board, at which time the shares will be sold at prevailing market prices;

in privately negotiated transactions;

through the writing of options of the common stock;

in short sales;

or in any combination of these methods of distribution.

The sales price to the public may be:

  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the SEC Rule 144.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things: not engage in any stabilization activities in connection with our common stock; furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither Blink nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve Blink or any of our properties or subsidiaries.

Directors, Executive Officers, Promoters, And Control Persons

Directors and Officers

Our Bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at two.

Our current directors and officers are as follows:

Name	Age	Position
Susanne Milka	31	Director, President, CEO, CFO, Secretary, Principal Accounting Officer
Penny Green	35	Director

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of Blink's affairs.

Susanne Milka, Director, President, CEO, CFO

Ms. Milka worked in the motion picture industry for the past six years. She has worked on the sets of several Hollywood films and television series, including "Scary Movie 3", "Stargate-Atlantis" and "Get Carter", as well as several Canadian feature film productions. Ms. Milka has developed expertise in various areas of film production, and most recently has been developing experience in the costume department. She has been wardrobe stylist on several commercials and music videos. In November 2005, Ms. Milka became a licensed mortgage broker in British

Columbia, after attending courses at the UBC Sauder School of Business. For the past three months, Ms. Milka has acted as a mortgage broker as her main occupation. Ms. Milka is also a director of Sound Revolution Inc., a publicly traded company (SRVN.OB).

Penny Green, Director

Ms. Green is the founder of Blink. She has been a director of Blink since its inception on October 23, 2003. Previous to this, Ms. Green has worked in various aspects of the entertainment industry for over 10 years. From May 2001 to March, 2004 and from June 1, 2005 to the present, Ms. Green has been the Chief Executive Officer of Sound Revolution Inc. a public company in the business of digital music distribution. From October 2000 to April 2004, Ms. Green was Director, President and Chief Executive Officer of Mediatelevision.tv, Inc. (formerly OTC.BB.MTVI), which was in the business of developing original streaming media shows for the Internet. Ms. Green has been manager of her own law firm, Bacchus Law Group, since 1998 to the present. She has been practicing law and has been a member in good standing with the Law Society of British Columbia since 1996. She is qualified to practice law in Washington State and is a member of the Washington State Bar Association.

Management Agreements

On March 1, 2004, we entered into an agreement with Susanne Milka pursuant to which we agreed to pay her $200 per month for her services as President, Treasurer, Chief Executive Officer and Chief Financial Officer of the Company. The agreement may be terminated on 14 days notice by either party.

Significant Employees

Other than the senior officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, or persons nominated for such positions.

Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by Blink’s Board of Directors. Our Board of Directors has determined that Blink does not have an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director of Blink and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of November 21, 2006, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of November 21, 2006, there were 20,640,250 common shares issued and outstanding. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Common	Susanne Milka (1) 1352 West 7th Avenue Vancouver, BC V6J 2M4 Canada	2,000,000	9.7
Common	Penny Green (2) 1511 West 40th Avenue Vancouver, BC V6M 1V7 Canada	16,400,000	79.5
	All Officers and Directors as a Group	20,400,000	89.1
Common	Errol Green (3) 24-13th Street, Suite 5, Etobicoke Ontario, M8V 3H4 Canada	2,000,000	9.7

(1)	Susanne Milka is a director, President and CEO, CFO, Secretary and Chief Accounting Officer of Blink.
(2)	Penny Green is a director of Blink.
(3)	Errol Green is the father of one of our directors, Penny Green.

Changes In Control

There are currently no arrangements which would result in a change in control of Blink.

Description of Securities

Common Stock

The authorized capital stock of Blink consists of 80,000,000 common shares, $0.0001 par value and 20,000,000 preferred shares, par value $0.0001. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, therefore, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of Blink, whether voluntary or involuntary, to share equally in the assets of Blink available for distribution to stockholders.

The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by Blink's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. Blink does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, Blink's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Stock Transfer Agent

We have engaged Island Stock Transfer as an independent stock transfer agency to serve as our registrar and stock transfer agent.

Shares Eligible for Future Sale

The 340,250 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. Other than 100,000 shares owned by Penny Green, our director, no shares held by our "affiliates" (officers, directors or 10% shareholders) are being registered hereunder. Of the remaining 20,300,000 of our outstanding shares, 16,300,000 shares have been held by Penny Green, our director, for more than a year and 2,000,000 shares have been held by Susanne Milka, our director, President, CEO and CFO, for more than a year, and 2,000,000 shares have been held by Errol Green since April 2006

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 18,300,000 outstanding restricted securities held by our directors are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

Clark Wilson LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this Prospectus. No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Blink or any of our subsidiaries. Nor was any such person connected with Blink or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our Audited Financial Statements as of July 31, 2006 have been included in this Prospectus in reliance upon Manning Elliot LLP Chartered Accountants, as experts in accounting and auditing.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification of liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by the director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether the indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issues.

Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement incurred by such person in connection with a court action, if such person acted in good faith and had no reason to believe that such person’s conduct was unlawful. Our Bylaws also allow to indemnify our directors and officers against expenses paid in settlement incurred in connection with any proceeding.

The directors and officers of Blink are not insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Blink.

Organization within the Last Five Years

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Description of Business

Blink Couture Inc. was incorporated as a Delaware company on October 23, 2003 with the former name Fashionfreakz International Inc. On December 2, 2005 we changed our name to Blink Couture Inc. We do not have any subsidiaries.

We are building a website to sell jewellery, clothes, and other accessories on the Internet. We have not yet earned any revenues and have had operational losses to date, as well as an accumulated shareholder deficit. As of July 31, 2006, we had net losses in the amount of $6,201 and an accumulated shareholder deficit of $11,941.

Since our inception on October 23, 2003, we have been developing our business plan by a) designing our website, and (b) finding product suppliers.

Website

We began preliminary designs of our website in January 2006. The website will be designed to showcase custom jewellery products and clothes to allow customers to purchase products online. On June 20, 2006 we purchased the domain name, www.blinkcouture.com. On August 15, 2006 we entered into a design agreement with Sandra Wong under which Ms.Wong agreed to design a logo for our website for a fee of approximately $6,417. The agreement describes work to the web layout and design as including planning, design and implementation. Under the agreement, Ms. Wong will also develop a flash video player for the website, which is needed to show off our products on the website.

We plan to provide product information on our website to allow customers to make informed purchasing decisions. All aspects of purchasing a piece of jewellery or clothes will be fully explained using descriptions and diagrams on our website. The website will encompass a design that will compliment Blink’s product line. We are also in the process of building our product line.

On October 30, 2006, we signed an Engagement of Services agreement with Gravit-e Technologies to further develop the website. Under the terms of the agreement, Gravit-e has quoted the setup and development costs for the website as approximately $3,848 for the installation and setup of the system to manage design content, and the system to manage inventory tracking. The development period is expected to be for 3-4 weeks, after which the site will be ready for public launch. Under the agreement, Blink are obliged to pay monthly licensing/hosting fees of approximately $185. This will include 500MB of web storage, 5GB of Traffic and 5 IMAP email accounts.

Product Suppliers

A large part of our jewellery offering will be designed by independent designers. By focusing on both thriving and emerging independent designers, our aim is to offer distinctive fashion products.

We have secured one independent designer, Sweet Dream Tees Inc., which will allow us to produce custom designs. However, as a retailer of jewellery, clothes and accessories, we will need to source other jewellery designers and clothes suppliers to work with.

Sweet Dream Tees Inc.

On October 25, 2006 we entered into a Distribution Agreement with Sweet Dream Tees Inc. (“Sweet Dream”) which is attached as exhibit 10.4 to the registration statement of which this Prospectus forms a part. Under the terms of this Agreement, we can select, at our sole discretion, which of Sweet Dreams products we wish to advertise, market, promote and sell through our website at www.blinkcouture.com. Sweet Dream is obliged to sell to us, those items that we have selected. We have the right to advertise, market, promote and sell the products through our website, at a retail price of our choice. We are under no obligation to consult with Sweet Dream as regards the retail price, regardless of any mark up in value.

The terms of the Agreement anticipate that Sweet Dream will provide certain popular products to us on consignment so as to facilitate faster delivery of the products to the customer. All consigned items remain the property of Sweet Dream until such time as we have paid for the items in full. As such, Sweet Dream assumes all liability of the loss, damage or destruction of the consigned items.

As regards price and payment obligations, we have agreed to pay Sweet Dream on delivery for non consignment items, whereas for consignment items, we will pay Sweet Dream at the end of the month in which the sale is made. The parties have agreed to keep each other updated as regards stock. Sweet Dream will send to us each month, an updated list of products which will outline (a) new products, (b) out of stock products, and (c) any discontinued products. We will send to Sweet Dream a breakdown of all sales made each month and an updated list of items on consignment.

For the purpose of advertising, marketing, promoting and selling the products on our website, we shall have the right to produce photographs and fashion video segments of products to be used on our website, in promotional materials and for press distribution purposes. We shall be under no obligation to consult with Sweet Dream as regards the use or otherwise of any promotional materials. We shall own the copyright in the photo (except that the copyright of Sweet Dream’s logo and designs shall be owned by Sweet Dream). Sweet Dream may not use Blink produced promotional items without the express written consent of us. As part of the Agreement, the parties have agreed to negotiate the possibility of creating some products in the future which will be advertised, promoted, marketed and sold exclusively by us for Sweet Dream and which will be created by Sweet Dream exclusively for us.

Other Objectives

Management’s goal over the next few months is to enter into similar Distribution Agreements with other independent designers. We hope to offer our customers an eclectic mix of luxury products all of which have an original, funky style, and in this way we are focused on sourcing independent designers whose style compliments our brand.

In September 2006, our President went to Paris, France where she met with various independent designers and purchased approximately 20 types of wholesale items, with 5-10 copies of each item. It is our intention to purchase more items in Paris, France as our President believes that there is a lot of suitable material that will compliment our existing stock. It is our Presidents intention to build a relationship with some of the independent designers that she met in Paris, France, with a view to possibly developing a business relationship.

Internet and Online Commerce

Online commerce allows companies to sell directly to end consumers, thereby removing intermediaries from the traditional retail supply chain. Online commerce offers some advantages to retailers, including the lower cost of maintaining a website as compared to maintaining one or more physical storefronts and increased opportunities for marketing and personalized services. An Internet retailer can tailor its featured selections, editorial content, visual presentation, shopping interfaces and even pricing to react quickly to changing consumer tastes. Online retailers may more easily compile information about their customers which can assist them in determining consumer tastes, or in planning marketing strategies to reach their target customers. However there are some distinct disadvantages to selling online, which include customer concerns about security, privacy, delivery time associated with internet orders, and quality of goods.

Our Products and Suppliers

We intend to sell fashion jewellery, clothes and accessories to consumers with trend setting fashions from independent designers. We have secured a distribution arrangement with one key Vancouver based designer, Sweet Dream. We are purchasing fashion jewellery from Paris, France. We also intend to develop our, and Sweet Dream’s, own line of fashion related items. Our business will not start an Blink Couture fashion line until 2009. These products will be custom designed and prominently feature the Blink Couture Logo. By focusing on custom wear and independent designers, our products are distinctive from mass-market fashion lines. Therefore, consumers are provided with products that are distinctive from conventional mainstream fashion. In order to fully establish our business, we will need an additional $1 million dollars in funding. However, there is no assurance that we can raise enough capital to complete our own fashion line.Our fashion and accessory line will be targeted towards men, women, children and dog wear. Our business will focus 80% of our clothing product line on women’s wear, 10% on men’s wear and the remaining 10% on children’s and pet wear.

Our Distribution Methods

We currently have no share in the market for jewellery and clothes sales. We have not yet launched our website. We plan to sell our products mainly through our website.

Our website’s main graphics cover page will be changed on a monthly basis to emulate the changing monthly covers of a fashion magazine. The regularly changing cover page will also provide a fresh look to our website.

Our website features will include:

Detailed Product Information

All products will be accompanied by a detailed description of clothing fabric, sizes and colors, fitting styles, history and pricing. Clear information regarding delivery policies will be easy to locate. All clothing products will be showcased in a variety of visual means such as traditional still photos as well as video of models wearing each item.

Favorites

When customers come across an item of interest but want to continue browsing, they will be able to save the item on their favorites list that they can revisit at their discretion.

Related Items

All items will have a list of related items that are similar or complementary in style. Furthermore, a list of accompanying items such as accessories will also be suggested that can be assembled to make an entire wardrobe.

Order and Fulfillment Process

We will receive an order in our online system database from a customer who has completed several online forms on our website. The customer will have provided us with his or her personal and payment information as well as the product numbers of the items that he or she intends to purchase. We will start the order process through one or more of our suppliers, as required. Once the payment has cleared (either by bank wire or credit card) we are responsible for organizing the delivery of the products to the customer. For non consignment items, we have agreed to pay Sweet Dream on delivery of the product; for consignment items, we will pay Sweet Dream at the end of the month in which the sale is made.

Since we are a new-established company, we face the same problems to build our competitive position as other new companies when entering the fashion industry. Our competitors may have the same methods as our website and be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than we can.

Marketing Strategies

Our marketing strategies will comprise of branding our website as a supplier of trendy fashion products. Both online and print media will be utilized in marketing the business.

Search Engine Marketing

A broad range of online marketing methods is available for promoting us. However, the online marketing strategy will focus primarily on search engine marketing through Google Advertisements. The strategy will involve getting a higher ranking on the Google search engine through a paid service as well as advertisements on the Google search engine. We do not yet have an agreement with Google

Cross Promotion

Cross-promotional activities have the potential for a big marketing payoff as partners can successfully expand through each other's customer base. Cross-promotional activities will consists of mutual website links, "bundled" offerings and joint media appearances and events. By joining forces with other businesses that also reach the target market, the business can reach the customers more efficiently.

Online Banners

Online banners will be advertised on relevant websites that reach the same target market. The banner will be placed at the top of web directories and web site and will be produced with detail. Instead of paying an annual or monthly fee, we will attempt to obtain a cost per click agreement.

Publicity Campaign

Our publicity campaign will be focused around press releases, creating press releases and publicity pitches to media.

We do not yet have any cross promotion, online banner or publicity campaign agreements in place.

Advertising

Regular advertising will be placed in fashion and trade publications and major fashion centers in North America.

Event Sponsorship

We will sponsor and attend events such as local fashion shows to increase the businesses visibility and brand familiarity. Taking part in these functions will help increase awareness as well as support the local fashion scene. We will also hold parties in fashion savvy districts of major markets such as Paris and New York.

Celebrity Freebies

Most successful fashion lines provide celebrities with free products as a means of drawing attention towards their brand. Celebrities help to attach a certain image and credibility towards the product line. Hence, celebrity freebies will be directed towards celebrities that reflect the branding image of Blink. As a means of targeting the celebrity clientele, our management will utilize their contacts within local film production companies to outfit the celebrities in the Blink Couture fashion line.

Inventory

We will store a small inventory of the more popular clothing items. The remaining items will be ordered from the supplier when the item is purchased online.

Competition

In the jewellery and clothes retail market, we face intense competition from both traditional and online retailers of jewellery, clothes and accessories. Current and potential competitors include:

  independent jewellery stores
  retail jewellery store chains
  other online retailers
  boutiques and websites operated by brand owners
  department stores
  catalog and television shopping retailers
  discount superstores, mass retailers and wholesale clubs

In addition to these competitors, we may face competition from numerous online retailers of clothes and fashion accessories. These range in size from micro-home- business based businesses to multi-million dollar international enterprises. Some of the more prominent retailers include as follows. Juicy Couture began in 1994 after friends Gela Taylor and Pamela Skaist-Levy shared their desire for the perfect T-shirt – a modernized version of a man's V-neck, with a better fit. Juicy Couture's line has expanded to jeans, shorts, dresses, skirts, pants, hoodies, sweatpants and accessories. YOOX specializes in end-of-season designer clothing, offering discounts of up to 75 per cent. We estimate that YOOX has already delivered over 1.5 million items across the globe: Europe, where it is the undisputed market leader, the United States, Canada and Japan; and has now expanded to serve 27 new countries around the world including China, Russia and Australia. ASOS.com aims to be the UK’s leading authority on celebrity fashion trends and the most popular online fashion store in the UK. The online fashion retailer sells clothes in the style worn by celebrities such as Jennifer Lopez, Paris Hilton and Sienna Miller, and continues to target "internet savvy" 18 to 34-year-olds. ASOS.com offers an extensive range of top women’s and men’s fashion, designer labels, lifestyle accessories and cult beauty brands at very competitive prices.

Sources and Availability of Raw Materials

As of the date of this Prospectus, we have no need for raw materials.

Research and Development

Since our inception, we have not spent any money on research or development. During the past year in building our website, our senior officers researched the online fashion industry by reviewing websites and other available business information of our competitors.

Intellectual Property

We do not own any copyrights or trademarks currently.

Legislation and Government Regulation

Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. Because we will sell our products through the Internet, we will be subject to rules and regulations around the world which effect the business of the Internet. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use tax. For example, changes in copyright law could require us to change the manner in which we conduct business or increase our costs of doing business. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

The following are some of the evolving areas of law that are relevant to our business:

     Privacy Law. The state of privacy law is unsettled, and rapidly changing. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our databases to generate revenues. In late 1998, COPPA was enacted, mandating that measures be taken to safeguard minors under the age of 13. The FTC promulgated regulations implementing COPPA on October 21, 1999, which became effective on April 21, 2000. The principal COPPA requirement is that individually identifiable information about minors under the age of 13 not be collected, used or displayed without first obtaining informed parental consent that is verifiable in light of present technology. The FTC final regulations create a “sliding scale” of permissible methods for obtaining such consent. Consent for internal use of the individually identifiable information of children under the age of 13 can be obtained through e-mail plus an additional safeguard, such as confirming consent with a delayed e-mail, telephone call, or letter. Obtaining verifiable consent from a child’s parent to share that child’s information with a third party or enable the child to publicly distribute the information by, for example, allowing unrestricted access to a chat room or message board is significantly more burdensome. While the temporary “sliding scale implementation was due to expire on April 21, 2002, on October 31, 2001, the FTC extended the implementation period through April 21, 2005.

The FTC has required that parental consent for such higher risk activities be verified by more secure methods than e-mail, such as a credit card in connection with a transaction, print-and-sign forms, toll-free numbers staffed by trained operators, or digital signatures. Complying with the new requirements is costly and will likely dissuade some of our customers. While we will attempt to be fully compliant with the FTC requirements, our efforts may not be entirely successful. In addition, at times we rely upon outside vendors to maintain data-collection software, and there can be no assurance that they will at all times comply with our instructions to comply with COPPA. If our methods of complying with COPPA are inadequate, we may face litigation with the FTC or individuals, which would adversely affect our business.

Moreover, we will post a privacy policy pertaining to all users and visitors to our web site. By doing so, we will subject ourselves to the jurisdiction of the FTC. Should any of our business practices be found to differ from our privacy policy, we could be subject to sanctions and penalties from the FTC. It is also possible that users or visitors could try to recover damages in a civil action as well.

The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and commerce may prompt calls for more stringent consumer protection laws, both in the US and abroad, that may impose additional burdens on companies conducting business on the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies.

     Conformance to E-Commerce Statutory Requirements for Formation of Contracts. We intend to conduct e-commerce on our web sites, and through affiliated web sites. The applicable law on online formation of contracts has been unsettled and is evolving. On June 30, 2000, the federal government enacted the “E-Sign” statute, which in limited cases permits online formation of contracts. Similarly, on January 1, 2000, California adopted a standard version of the Uniform Electronic Transactions Act (“UETA”), which also permits electronic signatures and record-keeping for certain types of contracts. We attempt to comply with these laws, but there is no guarantee that we will be successful. Judicial interpretation of their application could result in customer contracts being set aside or modified. In that case, our e-commerce revenue could be materially adversely affected.

     Sales Tax. The tax treatment of goods sold over the Internet is currently unsettled. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. While the Internet Tax Freedom Act (ITFA) has placed a moratorium on new state and local taxes on Internet commerce, the tax moratorium expired on November 1, 2003 and has not been re-enacted. At least some state legislatures that will convene during early 2004 have indicated that they will move to expand their sales taxes to cover Internet commerce, if the ITFA is not reinstated. Imposing state sales taxes on Internet-based commerce would adversely affect our business.

     Intellectual Property. Copyrighted material that we develop, as well as our product marks and domain names relating to the Blink Couture, and other proprietary rights are important to our business prospects. We seek to protect our common-law trademarks through federal registration, but these actions may be inadequate. In addition, we principally rely upon trademark, copyright, trade secret and contract law to protect our proprietary rights. We generally enter into confidentiality agreements, “work-made-for-hire” contracts and intellectual property licenses with our employees, consultants and corporate partners, respectively, as part of our efforts to control access to and distribution of our technologies, content and other proprietary information.

Environmental Law Compliance

To the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

Employees

As of November 21, 2006, we have no part time or full time employees. Both of our directors work part time as independent contractors and work in the areas of web development, business development and management. We currently engage independent contractors in the areas of accounting and legal services.

Management's Discussion and Analysis or Plan of Operation

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statement of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Overview

Blink is an online fashion business that specializes in retailing trendy clothing and accessories produced by independent designers. We will also include a Blink Couture fashion line. Our products will be custom designed and prominently feature the Blink Couture Logo on all products, including tank tops, dog wear and children’s wear.

To achieve our objectives, our management team will actively source out the latest fashions from independent designers worldwide. Particular attention will be paid to fashion hotspots such as Paris, Los Angeles and New York. We are developing our website, select our independent designers, and our products. To date we have engaged with one independent designer. For the long term, we plan to open up retail outlets across North America to allow us to expand the product line and knowledge base content on our website. Both the online and retail outlet will have similar branding.

We do not expect to purchase or sell any plant or significant equipment nor do we expect significant changes in the number of employees.

However, we currently do not have available funds to carry out our business plan. In order to improve Blink's liquidity, we intend to raise additional capital to fund our current operations and future capital needs through discussions with investment bankers and private investors. There can be no assurance we will be successful in our efforts to secure additional equity financing. Obtaining financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, investor sentiment, and as noted above, the potential approval of our senior equity securities. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. If we are unsuccessful in raising additional capital, we may not carry out our business plan and our business may fail.

Since we plan to focus on custom wear and independent designers, we aim for our products to be perceived as unique, cool and edgy. Our target is men, women, children and dog wear. Our business will focus 80% of our clothing product line on women’s wear, 10% on men’s wear and the remaining 10% on children’s and pet wear. We may change our business plan according to the market trends and our management decisions.

If operations and cash flow improve through future financing efforts, management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations.

Development of Business

  We changed the name of our business from Fashionfreakz International Inc to Blink Couture Inc. by a resolution of the Board of Directors dated November 1, 2005 and pursuant to a special meeting of the stockholders on December 1, 2005.
  In Spring 2006 our management began to identify independent designers who might be suitable to work with. At this time we also retained the services of Sullivan & Associates to help us with market research. We did not enter into a written agreement with Sullivan & Associates but they did provide some market research for us, at a cost of approximately $1,000.
  We purchased the domain name for our website on June 20, 2006.
  In July 2006 we began to map out our website.
  We entered into an agreement with Sandra Wong on August 15, 2006 to develop our logo design.
  In Summer 2006 our management began negotiating with Sweet Dream Tees Inc. about the possibility of Sweet Dream supplying products to be sold onour website and the possibility of Sweet Dream producing an exclusive fashion line for us.
  On August 23, 2006 we signed a Letter of Intent with Sweet Dream outlining the terms of their agreement to work together, and this was followed by a binding Distribution Agreement.
  Further to the Letter of Intent, on October 25, 2006 Blink and Sweet Dream signed a binding Distribution Agreement, replacing the Letter of Intent.
  In September 2006, our President visited Paris, France in order to develop suitable business contacts and source more independent jewellery and fashion designers. During her visit our President purchased a small amount of product line which will be showcased and sold on our website.
  In October 2006,we entered into negotiations with Gravit-e Technologies to develop the inventory control system and other software to run our website..

Results of Operations for the year ended July 31, 2006 compared to July 31, 2005

Revenues and Net Loss

From inception to July 31, 2006, we did not generate any revenues. From inception to July 31, 2006, we realized total expenses of $11,941. Our net loss for the period from inception to July 31, 2006 was $11,941. The loss was primarily due to legal and audit fees, management fees, consulting fees and general and administrative costs. We expect to continue to incur losses for at least another two years.

For the year ended July 31, 2006, our net loss was $6,201 compared to $2,665 for the same period in 2005. The increase in net loss for Fiscal 2006 was a result of operation expenses, including increased office and rent fees, professional fees and preparation of business report. We expect to generate revenues in the early 2007, after launching our website.

Expenses

The major components of our expenses for the period from inception to July 31, 2006 are management fees to our directors and officers of $7,400, professional fees of $240 and $4,134 in general and administrative expenses. Our general and administrative expenses consisted mainly of office, photography, computer, telephone, market research , web development and consulting expenses. For the year ended July 31, 2006, our expenses are management fees of $2,400, rent expenses of $167 and $3,634 in general and administrative expenses. Compared to the same period in 2005, our management fees are same, but general and administrative expenses increase significantly due to increased business needs and consulting expenses.

We expect that our expenses will increase over the next year as we increase our marketing and promotional activities. If we are successful in developing and increasing traffic to our website and in increasing revenues, we anticipate that we will incur additional expenses in the areas of customer service and web support. We plan on adding new products and updating our website, so we anticipate that we will have continuing expenses related to maintaining and improving our website.

To finance our operation, we issued 240,250 shares of common stock at $0.20 per share for cash proceeds of $47,250 and for services in the amount of $300 in 2006. We plan to raise capital for our operation through equity financing within the next 12 months.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 to the financial statements, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

Stock-based Compensation

We record stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. We do not currently have a stock option plan.

Plan of Operation

We plan to grow our business to offer a full range of adult and children clothing, in addition to pet wear and fashion jewellery. Our corporate strategy for the next 12 months includes:

  Completing a photo shoot and video shots of our products to be used on the website.
  Complete design elements and content for the website.
  Development of the website: we anticipate that it will take approximately two weeks for us to complete the design elements and 3 months for Gravit-e Technologies to complete its work on the “shopping cart” and “inventory” element of our website. In addition to this, we will continue to pay Sandra Wong for the graphic design work.
  Once our website is fully completed, we will begin to market it.
  We plan to increase our product offering by attending trade shows
  We plan to negotiate further distribution agreements with local designers.

At present, our cash requirements for the next twelve months outweigh the funds available to maintain current operations. In order to fully carry out the mentioned above steps, we need additional $70,000 for the next 12 months. Our independent accountants, in their report accompanying our audited financial statements, have stated that there is substantial doubt about our ability to continue as a going concern. In order to improve our liquidity, we intend to pursue additional equity financing from investment bankers and private investors. There can be no assurance we will be successful in our efforts to secure additional equity financing. If we are unable to raise equity or obtain alternative financing, we may not be able to continue operations with respect to the continued development and marketing of our Company and our website and we may have to cease development activities.

If operations and cash flow improve through these efforts, management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of our liquidity problems.

The threat of our ability to continue as a going concern will be removed only when revenues have reached a level that sustains our business operations.

Liquidity and Capital Resources

As of July 31, 2006, we had working capital of $31,199. Due mainly to our equity financing, our available working capital increased to a working capital surplus of $31,199 compared to a working capital deficit of 3,700 as of July 31, 2005. We have an increase of $40,920 in cash in Fiscal 2006 due to our equity financing receipts.

Our accumulated net loss of $11,941 since our inception to July 31, 2006 was funded by private placements. During this period we raised $43,140 in equity financing. From July 31, 2006 to October 20, 2006 we additionally raised $6,450 in equity financing. We expect to incur substantial losses over the next two years. We plan to seek $70,000 to build the basis of our business. In order to fully establish our business, we will seek an additional $1 million dollars in funding. We estimate that our cash requirements over the next 12 months (beginning in the early 2007) will be approximately $70,000 as follows:

  $10,000 in model and filming expenses;
  $10,000 in website development fees;
  $10,000 in inventory expenses;
  $20,000 in accounting and legal fees;

  $10,000 for product development and improvement; and
  $10,000 for general and administrative expenses including office expenses, telephone and travel expenses.

As of July 31, 2006, we had cash of $40,920, an increase of $40,920 from July 31, 2005. We believe that we need approximately an additional $29,080 to meet our capital requirements over the next 12 months. Our intention is to obtain this money through a combination of private placements and loans.

We plan to engage outside contractors and consultants who are willing to be paid in stock rather than cash or a combination of stock and cash. Expenses incurred which cannot be paid in stock, such as auditors’ fees, will be paid through cash. There are no assurances that we will be able to meet our capital requirements or that our capital requirements will not increase. If we are unable to raise necessary capital to meet our capital requirements, we may not be able to continue operations or our business plan may fail.

If we are unsuccessful in generating revenues in the early 2007, we will incur additional costs for personnel. In order for Blink to attract and retain quality personnel, management anticipates we will need to offer competitive salaries, issue common stock to consultants and employees and grant Blink stock options to future employees. We anticipate that we will need approximately $50,000 per year beginning in 2008 to pay salaries to employees in working in the areas of customer service and web support. If our business runs successfully, we plan to build our own fashion line in 2009. However, we will need additional $1 million to fully carry out our business plan. We may not have the ability to raise enough capital, so we may change our business plan or cease our operation.

We have not yet had sufficient operations to notice any material effects of any seasonal aspects on our financial condition. We anticipate, however, that we will experience peak sales in late November and December during the holiday shopping season, reflecting the general pattern of the retail industry. We also expect to have higher sales in February and May relating to Valentine’s Day and Mother’s Day. Due to the expected seasonality of our sales, we believe that our quarterly results will fluctuate, perhaps significantly. Missing those sales seasons would have a negative impact on our future operations.

Our independent auditors have stated in their report included herein, that we have incurred operating losses from our inception and that we are dependent upon our ability to meet our future financing requirements and the success of future operations. These factors raise substantial doubt about Blink's ability to continue as a going concern.

Off Balance Sheet Arrangements

As of November 21, 2006, we have no off balance sheet transactions that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Our actual results and our actual plan of operations may differ materially from what is stated above. Factors which may cause our actual results or our actual plan of operations to vary include, among other things, decision of the Board of Directors not to pursue a specific course of action based on a re-assessment of the facts or new facts, changes in online jewellery and clothes sales, the jewellery and clothes distribution industry or general economic conditions.

Description of Property

Our principal executive offices are located at 1199 Marinaside Crescent, Suite 1107, Vancouver, British Columbia, V6Z 2Y2, Canada. On March 1, 2006, we have entered a lease agreement with our President for use of 150 square feet of the premises at a cost of $100 for every 3 months.

Certain Relationships and Related Transactions

We have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $60,000.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our Prospectus has been declared effective by the SEC. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of November 21, 2006, there were 38 holders of record of our common stock.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of our President and Chief Executive Officer. Total cash compensation of our officer does not exceed $100,000 in the past two year.

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payout(s)

Name and				Other	Restricted	Securities
Principal				Annual	Stock	Underlying	LTIP	All Other
Position	Year	Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
		$	$	$	$	(#)	$	$
Susanne	2006	2,400 (1)	Nil	Nil	Nil	Nil	Nil	Nil

Milka
President	2005	2,400 (1)	Nil	Nil	Nil	Nil	Nil	Nil
and CEO

1	Paid as management fees.

Option/SAR Grants in Last Fiscal Year

No Options/SARs were granted in the last fiscal year to any executive officers.

Compensation of Directors

No compensation has been paid to our directors since inception of Blink for any services provided as director, committee participation or special assignments.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Manning Elliott LLP, Chartered Accountants, audited our consolidated financial statements. Since inception, we have had no changes in or disagreements with our accountants.

Financial Statements

Our Audited Financial Statements as of July 31, 2006 follow as pages F-1 through F-9.

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)

July 31, 2006

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders

Blink Couture Inc. (formerly Fashionfreakz International Inc.) (A Development Stage Company)

We have audited the accompanying balance sheets of Blink Couture Inc. (A Development Stage Company) as of July 31, 2006 and 2005, and the related statements of operations, cash flows and stockholders' equity for the years then ended and accumulated from October 23, 2003 (Date of Inception) to July 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blink Couture Inc. (A Development Stage Company) as of July 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended and accumulated from October 23, 2003 to July 31, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 31, 2006

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)
Balance Sheets
(Expressed in US dollars)

	July 31,	July 31,
	2006	2005
	$	$
ASSETS
Current Assets
Cash	40,920	–
Total Assets	40,920	–

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	2,023	–
Due to related parties (Note 3 (a) and (b))	7,698	3,700
Total Liabilities	9,721	3,700
Contingencies and Commitments (Notes 1 and 5)
Stockholders’ Equity (Deficit)
Preferred Stock: 20,000,000 shares authorized, $0.0001 par value
Nil shares issued and outstanding	–	–

Common Stock: 80,000,000 shares authorized, $0.0001 par value
20,605,500 and 20,400,000 shares issued and outstanding, respectively	2,061	2,040
Additional Paid-in Capital	41,079	–
Deficit Accumulated During the Development Stage	(11,941)	(5,740)
Total Stockholders’ Equity (Deficit)	31,199	(3,700)
Total Liabilities and Stockholders’ Equity (Deficit)	40,920	–

(The accompanying notes are an integral part of the financial statements)

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)
Statements of Operations
(Expressed in US dollars)

	Accumulated from
	October 23, 2003
	(Date of Inception)	For the Year Ended
	to July 31,	July 31,
	2006	2006	2005
	$	$	$

Revenue	–	–	–

Expenses

General and administrative	4,134	3,634	265
Management fees (Note 3(c)	7,400	2,400	2,400
Professional fees	240	–	–
Rent	167	167	–

Total Expenses	11,941	6,201	2,665

Net Loss For the Period	(11,941)	(6,201)	(2,665)

Net Loss Per Share – Basic and Diluted	–	–	–

Weighted Average Shares Outstanding		20,415,000	20,400,000

(The accompanying notes are an integral part of the financial statements)

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)
Statements of Cash Flows
(Expressed in US dollars)

	Accumulated from	For the Year Ended
	October 23, 2003
	(Date of Inception)		July 31
	to July 31, 2006	2006	2005
	$	$	$
Operating Activities
Net loss for the period	(11,941)	(6,201)	(2,665)
Adjustments to reconcile net loss to net cash used in
operations
Common shares issued for services	100	100	–
Change in operating assets and liabilities:
Accounts payable and accrued liabilities	2,023	2,023	–
Due to related parties	9,738	3,998	2,665
Net Cash Used In Operating Activities	(80)	(80)	–
Financing Activity
Proceeds from issuance of common stock	41,000	41,000	–
Net Cash Flows Provided By Financing Activities	41,000	41,000	–
Increase in Cash	40,920	40,920	–
Cash - Beginning of Period	-	-	–
Cash – End of Period	40,920	40,920	–
Supplemental Disclosures
Interest paid	–	–	–
Income taxes paid	–	–	–
Non-Cash Financing Activities
Common shares issued for services	2,140	2,140	–

(The accompanying notes are an integral part of the financial statements)

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)
Statement of Stockholders’ Equity
For the Period from October 23, 2003 (Date of Inception) to July 31, 2006
(Expressed in US dollars)

				Deficit
				Accumulated
			Additional	During the
	Common		Paid-in	Development
	Stock	Amount	Capital	Stage	Total
	#	$	$	$	$

Balance – October 23, 2003 (Date of
Inception)	–	–	–	–	–

October 25, 2003 – issue of common
stock for services at $0.0001 per
share	2,400,000	240	–	–	240

July 25, 2004 – issue of common stock
for services at $0.0001 per share	18,000,000	1,800	–	–	1,800
Net loss for the period	–	–	–	(3,075)	(3,075)

Balance – July 31, 2004	20,400,000	2,040	-	(3,075)	(1,035)

Net loss for the year	–	–	–	(2,665)	(2,665)

Balance – July 31, 2005	20,400,000	2,040	-	(5,740)	(3,700)

June 23, 2006 – issue of common stock
for cash at $0.20 per share	134,000	13	26,787	–	26,800

July 26, 2006 – issue of common stock
for cash at $0.20 per share	71,000	7	14,193		14,200

July 26, 2006 – issue of common stock
for services at $0.20 per share	500	1	99	–	100

Net loss for the year	–	–	–	(6,201)	(6,201)

Balance – July 31, 2006	20,605,500	2,061	41,079	(11,941)	31,199

(The accompanying notes are an integral part of the financial statements)

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)
Notes to the Financial Statements
July 31, 2006
(Expressed in US dollars)

1.	Development Stage Company

Fashionfreakz International Inc. (the “Company”) was incorporated on October 23, 2003 under the laws of the State of Delaware. On December 2, 2005 Fashionfreakz International Inc. changed its name to Blink Couture Inc. The Company is a Development Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”. The Company’s principal business is specializing online in retailing trendy clothing and accessories produced by independent designers. The Company is in the process of expanding its product line and developing its website.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at July 31, 2006, the Company has accumulated losses of $11,941 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement (“SB-2”) with the United States Securities and Exchange Commission to register 340,250 shares for resale by existing shareholders of the Company. The Company will not receive any proceeds from the resale of common stock by the selling shareholders.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is July 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

d)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at July 31, 2006 and 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)
Notes to the Financial Statements
July 31, 2006
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

f)	Advertising

The Company expenses advertising costs as incurred. There have been no advertising expenses incurred by the Company since inception.

g)	Financial Instruments

The fair value of financial instruments, which include cash, accounts payable and amount due to related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from financial instruments.

h)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

j)	Stock-based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock- Based Compensation”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. The Company does not currently have a stock option plan.

k)	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Integration No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” and in March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets”, but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company’s operations and financial position have not been disclosed.

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)
Notes to the Financial Statements
July 31, 2006
(Expressed in US dollars)

2.	Summary of Significant Accounting Policies (continued)

k)	Recent Accounting Pronouncements (continued)

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

3.	Related Party Transactions

a)

At July 31, 2006, the Company is indebted to a Director of the Company for $1,932 (2005 - $500) for cash advances made to the Company and expenses incurred on behalf of the Company. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

b)	At July 31, 2006, the President of the Company is owed $5,766 (July 31, 2005 - $3,200) for management fees and rent. The amount is unsecured, non-interest bearing and has no stated terms of repayment.

c)

In March 2004, the Company entered into an agreement, to pay the President of the Company $200 per month for management services provided. During the year ended July 31, 2006, the Company recognized a total of $2,400 (2005 - $2,400) for management services provided.

d)	See Notes 4(a) and (b).

4.	Common Stock

a)	On October 23, 2003, the Company issued 18,400,000 shares of common stock at $0.0001 per share to a Director of the Company for payment of management and legal services valued at $1,840.

b)	On July 25, 2004, the Company issued 2,000,000 shares of common stock at $0.0001 per share to the President of the Company for management services of $200.

c)	On June 23, 2006, the Company issued 134,000 shares of common stock at $0.20 per share for cash proceeds of $26,800.

d)	On July 26, 2006, the Company issued 500 shares of common stock at $ 0.20 per share for consulting services of $100.

e)	On July 26, 2006, the Company issued 71,000 shares of common stock at $0.20 per share for cash proceeds of $14,200.

Blink Couture Inc.
(Formerly Fashionfreakz International Inc.)
(A Development Stage Company)
Notes to the Financial Statements
July 31, 2006
(Expressed in US dollars)

5.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $11,940 since inception on October 23, 2003. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the years ended July 31, 2006 and 2005, the valuation allowance established against the deferred tax assets increased by $2,200 and $900, respectively.

The components of the net deferred tax asset at July 31, 2006 and 2005 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2006	2005
	$	$
Net Operating Losses	11,940	5,740
Statutory Tax Rate	35%	35%
Effective Tax Rate	–	–
Deferred Tax Asset	4,200	2,000
Valuation Allowance	(4,200)	(2,000)
Net Deferred Tax Asset	–	–

6.	Subsequent Event

	(a)	On August 23, 2006, the Company issued 39,250 shares of common stock at $0.20 per share for cash proceeds of $7,850 and issued 1,000 shares of common stock at $0.20 per share for services of $200. On August 25, 2006, two investors rescinded the subscription agreements and 8,000 shares of common stock were cancelled with cash proceeds of $1,600 returned to the investors.

	(b)	On September 1, 2006, the Company issued 2,500 shares of common stock at $0.20 per share for cash proceeds of $500.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Officers and Directors

Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant) by reason of the fact that the person is or was a director, officer, agent or employee of the registrant or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the registrant as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability: for any breach of the director's duty of loyalty to the registrant or our stockholders;

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; under section 174 of the DGCL regarding unlawful dividends and stock purchases; or for any transaction from which the director derived an improper personal benefit.

These provisions are permitted under Delaware law.

Our Bylaws also have provisions regarding indemnification of Directors or Officers.

The indemnification provisions contained in our Certificate of Incorporation and Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation is filed as Exhibit 3.1 and our Bylaws are filed as Exhibit 3.3 to this Prospectus.

We have no directors and officers’ liability insurance at this time. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

SEC filing fee	$10
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Printing and marketing expenses	200
Miscellaneous	290
Total	$10,500

Recent Sales of Unregistered Securities

Since inception on October 23, 2003, we have made the following sales of unregistered securities. :

  On October 23, 2003, we issued 2,400,000 shares of common stock at $0.0001 per share to one of our directors for legal services of $240.
  On July 25, 2004, we issued 18,000,000 shares of common stock at $0.0001 per share for management fees in the amount of $1,800.
  On June 23, 2006, we issued 134,000 shares of common stock at $0.20 per share for cash proceeds of $26,800.
  On June 26, 2006, we issued 500 shares of common stock at $ 0.20 per share for consulting in the amount of $100.
  On June 26, 2006, we issued 71,000 shares of common stock at $0.20 per share for cash proceeds of $14,200.
  On August 23, 2006, we issued 32,250 shares of common stock at $0.20 per share for cash proceeds of $6,450.

These shares were issued without a prospectus pursuant to Regulation S of the Securities Act.

Exhibits

Exhibit	Exhibit
Number	Description
3.1	Certificate (Articles) of Incorporation as filed with the Delaware Secretary of State on October 23, 2003
3.2	Certificate of Amendment as filed on December 2, 2005
3.3	Bylaws
4	Instrument Defining the Right of Holders - Form of Share Certificate
5.1	Legal Opinion & Consent
10.1	Lease Agreement
10.2	Web Development Agreement with Gravit-e Technologies Inc
10.3	Management Agreement with Susanne Milka
10.4	Distribution Agreement with Sweet Dream Tees Inc.
10.5	Web Design Agreement with Sandra Wong
23.1	Consent of Auditor

Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution, provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act , and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act , and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act, Blink certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on November 24, 2006.

Blink Couture Inc.

By:	/s/ Susanne Milka
Susanne Milka
President, Director, Chief Executive Officer
Chief Financial Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Susanne Milka	President, Director, CEO, CFO	November 24, 2006
Susanne Milka

/s/ Penny Green	Director	November 24, 2006
Penny Green